UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

July 6, 2007

________________

NAYNA NETWORKS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-13822	83-0210455
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4699 OLD IRONSIDES DRIVE, SUITE 420
SANTA CLARA, CALIFORNIA 95054

(Address of principal executive offices, including zip code)

(408) 956-8000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.

On July 2, 2007, Professional Satellite & Communications, LLC (“ProSAT”), a wholly owned subsidiary of Nayna Networks, Inc., received notification from DIRECTV, Inc. (“DIRECTV”) that DIRECTV is terminating the Independent Retailer Agreement and Customer Referral Agreement (the “Agreements”) by and between ProSAT and DIRECTV effective August 1, 2007. These Agreements allow ProSAT to act as an authorized commissioned retailer and authorized commissioned customer referral contractor of DIRECTV service and its programming packages.

According to the terms and conditions of the Agreements, either party may terminate the Agreements at any time without cause upon thirty (30) days prior written notice to the other party. There was no reason given in the notification regarding the material circumstances surrounding the termination. There are no material early termination penalties incurred by ProSAT as a result of this termination, however, ProSAT will be responsible for any and all chargebacks that accrue after the date of termination. ProSAT expects DIRECTV to withhold payments from the current amounts due to ProSAT to cover the expected level of chargebacks.

ProSAT does not feel the termination is warranted and is in the process of establishing executive level meetings with DIRECTV to attempt to have the termination notice rescinded. Nayna Networks, Inc. cannot give any assurance that ProSAT will be successful in this reversal attempt.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NAYNA NETWORKS, INC.

By:	/s/ Thomas P. Richtarich
Thomas P. Richtarich Chief Financial Officer

Date: July 11, 2007